Exhibit 99.1

For further information, contact:

John Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. increases share repurchase authorization by $250 Million

Santa Clara, Calif. (December 12, 2014) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, announced today that its Board of Directors has authorized the Company to repurchase up to an additional $250 million under the existing share repurchase program. The cumulative total authorized for share repurchases by the Company now amounts to $3.25 billion.

Through November 1, 2014, Marvell had approximately $213 million available in the share repurchase program. Under the share repurchase program and through the end of the third quarter of fiscal 2015, Marvell has repurchased and retired over 220 million shares or about 30 percent of the outstanding shares.

Marvell may effectuate repurchases through the open market and private block transactions pursuant to Rule 10b5-1 plans, privately negotiated transactions or other means as determined by Marvell’s management and in accordance with the requirements of the Securities and Exchange Commission.

The repurchase program will be subject to market conditions and other factors and does not obligate Marvell to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases are expected to be funded from Marvell’s current cash and short-term investments position, which stood at approximately $2.4 billion as of November 1, 2014.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma® software enabling the “Smart Life and Smart Lifestyle.” From mobile communications to storage, Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: statements regarding a balanced approach to capital allocation to be in the best interest of Marvell’s shareholders; Marvell’s confidence in its underlying business and ability to generate cash from its operations; Marvell’s ability to fund common share purchases out of its current cash position; and the types of transactions pursuant to which repurchases will be made under the share repurchase program. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others: Marvell’s reliance on a few customers for a significant portion of its revenue; costs and liabilities relating to current and future litigation; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; uncertainty in the worldwide economic conditions; Marvell’s ability to recruit and retain skilled personnel; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended November 1, 2014 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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